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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 OMNICELL, INC.
1201 Charleston Road
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2012

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Omnicell, Inc., a Delaware corporation ("Omnicell," the "Company," "our," "us," or "we"). The meeting will be held on Tuesday, May 22, 2012 at 2:30 p.m. local time at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043, for the following purposes:

  1.
  To elect three (3) Class II directors to hold office until the 2015 Annual Meeting of Stockholders.

  2.
  To hold an advisory vote to approve named executive officer compensation.

  3.
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012.

  4.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is March 29, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held
on Tuesday, May 22, 2012 at 2:30 p.m. local time at the Company's headquarters located at
1201 Charleston Road, Mountain View, California 94043.

The proxy statement and annual report to stockholders are available at
http://ir.omnicell.com/annual.cfm

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

Mountain View, California
April 12, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Omnicell, Inc.
1201 Charleston Road
Mountain View, California 94043
PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2012
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        The Company has sent you this proxy statement and the enclosed proxy card because the Board of Directors (the "Board") of Omnicell, Inc. is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or over the Internet.

        The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 29, 2012 will be entitled to vote at the Annual Meeting. On the record date, there were 33,534,757 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on March 29, 2012 your shares were registered directly in your name with Omnicell's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 29, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

  Directions to the Annual Meeting

        The Annual Meeting will be held at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043. If you need directions to the meeting, please visit http://www.omnicell.com/Company/Pages/OfficeLocations.aspx

What am I voting on?

        There are three (3) matters scheduled for a vote:

  •
  The election of three (3) Class II directors to hold office until the 2015 Annual Meeting of Stockholders;

  •
  An advisory vote to approve named executive officer compensation; and

  •
  The ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012.

What if another matter is properly brought before the meeting?

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 21, 2012 to be counted.

  •
  To vote over the Internet, go to http://www.investorvote.com/OMCL and follow the steps outlined to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 21, 2012 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Omnicell. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 29, 2012.

What happens if I do not vote?

  Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange ("NYSE") deems the particular proposal to be a "routine" matter. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the NYSE, "non-routine" matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

  •
  "For" the election of all three (3) Class II directors;

  •
  "For" an advisory resolution approving named executive officer compensation; and

  •
  "For" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012.

        If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

  Shareholder of Record: Shares Registered in Your Name

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Omnicell's Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy is the one that is counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's Annual Meeting?

        Our annual meeting of stockholders generally is held in May of each year. We will consider for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders, stockholder proposals that are received at our executive offices no later than December 13, 2012 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2013 Annual Meeting of Stockholders is not held between April 22, 2013 and June 21, 2013, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials. Proposals must be sent to our Corporate Secretary at Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043.

        Pursuant to Omnicell's bylaws, stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2013 Annual Meeting of Stockholders, you must notify our Corporate Secretary, in writing, not later than the close of business on February 21, 2013, nor earlier than the close of business on January 22, 2013. We also advise you to review Omnicell's bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2013 Annual Meeting of Stockholders between April 22, 2013 and June 21, 2013. A stockholder's notice to our Corporate Secretary must set forth the information required by Omnicell's bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes "For," "Withheld," and broker non-votes and, with respect to other proposals, votes "For" and "Against," abstentions and broker non-votes. Abstentions on Proposal Nos. 2 and 3 will be counted towards the vote and will have the same effect as "Against" votes. Broker non-votes have no effect on the outcome of the vote for any proposal.

What are "broker non-votes"?

        As discussed above, when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be "non-routine," the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three (3) nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  For the approval of the advisory vote to approve named executive officer compensation, Proposal No. 2 must receive a "For" vote from the majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012, Proposal No. 3 must receive a "For" vote from the majority of shares present in person or represented by proxy and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or represented by proxy. On the record date, there were 33,534,757 shares outstanding and entitled to vote. Thus, the holders of 16,767,379 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four days of the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

What proxy materials are available on the internet?

        The proxy statement and annual report on Form 10-K are available at http://ir.omnicell.com/annual.cfm.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Omnicell's Board presently has nine members and is divided into three classes, each with a three-year term. On March 30, 2012, Mr. Younger tendered his letter of resignation to the Board of Directors, to be effective immediately prior to the 2012 Annual Meeting. In light of Mr. Younger's resignation from the Board, the Board adopted resolutions fixing the number of authorized members of the Board at eight, effective immediately prior to the 2012 Annual Meeting. In addition, on March 30, 2012, Ms. Foley acknowledged to the Board that she would not be standing for re-election at the 2012 Annual Meeting.

        Currently, Class II, with a term expiring in 2012, Class III, with a term expiring in 2013, and Class I, with a term expiring in 2014, each consist of three directors.

        Two of three directors currently serving in Class II, the class whose term of office expires in 2012, have been nominated for re-election at the Annual Meeting: Randall A. Lipps and Joseph E. Whitters, both of whom were previously elected by the stockholders. Vance B. Moore was recommended for election to the Board by our Chairman and Chief Executive Officer to fill the vacancy created by the completion of Ms. Foley's term. If elected at the Annual Meeting, each of these nominees would serve until the 2015 Annual Meeting of Stockholders and until his successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal.

        Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. It is the Company's policy to encourage directors and nominees for director to attend the Company's Annual Meeting of Stockholders. Six of our nine current directors attended our 2011 Annual Meeting of Stockholders.

        Our Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company's business. To that end, the Corporate Governance Committee has evaluated the Board's current members in the broader context of the Board's overall composition. The Corporate Governance Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Corporate Governance Committee views as critical to effective functioning of the Board.

        The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Corporate Governance Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the Corporate Governance Committee believes that such director should continue serving on the Board.

Class II Nominees for Election for a Three-Year Term Expiring at the 2015 Annual Meeting

  Randall A. Lipps

        Randall A. Lipps, age 55, has served as Chairman of the Board and a director of Omnicell since founding Omnicell in September 1992 and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST. Holdings, Inc., a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales and

Operations for a subsidiary of AMR, the parent company of American Airlines, Inc. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University.

        The Corporate Governance Committee believes Mr. Lipps' extensive knowledge of the Company, including his founding of the Company and his almost two decades of leading the Company as the President and Chief Executive Officer, provide the Board with invaluable current knowledge of the Company and extensive knowledge of the industry's needs for improvements in healthcare economics and patient safety. In addition, his role in the operations of the Company provides the Board with the practical understanding of the issues and opportunities that face the Company.

  Joseph E. Whitters

        Joseph E. Whitters, age 54, has served as a director of Omnicell since May 2003. Since 2005, Mr. Whitters has been an Advisor to Frazier Health Care Ventures, a venture capital firm, as well as a Board member or advisor to several private companies. From 1986 to January 2005, Mr. Whitters was employed in various capacities with First Health Group Corp., a national health benefits company, most recently as Executive Vice President. Mr. Whitters is a certified public accountant and received a bachelor's degree in accounting from Luther College.

        The Corporate Governance Committee believes Mr. Whitters' extensive financial expertise as a certified public accountant and his leadership abilities developed during his service in a senior finance role at a large, national health benefits company allow him to bring important financial and accounting skills to the Board, which are especially valuable as Chairman of the Audit Committee.

  Vance B. Moore

        Vance B. Moore, age 51, is Senior Vice President, Operations of Mercy Health, a national healthcare system. From July 2006 to April 2011, Mr. Moore served as the President and Chief Executive Officer of Resource Optimization and Innovation (ROi), the supply chain operating division of Mercy Health. From August 1998 to March 2007, Mr. Moore served in various capacities at ROi, including Chief Operating Officer. From March 1999 to March 2002, Mr. Moore served as the Vice President, Sales and Marketing of the Healthcare Services Division of UPS Logistics Group, a global supply chain management services company. Mr. Moore received a B.S. in industrial management from the University of Arkansas.

        The Corporate Governance Committee believes Mr. Moore's extensive supply chain management expertise and his leadership abilities developed during his service in the chief executive role at a large, national healthcare system's supply chain organization allow him to bring important operations and management skills to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors Continuing in Office Until the 2013 Annual Meeting

  Donald C. Wegmiller

        Donald C. Wegmiller, age 73, has served as a director of Omnicell since May 2004 and as its lead independent director since August 2005. Since February 2006, Mr. Wegmiller has served as a Senior Consultant and Chairman Emeritus for Integrated Healthcare Strategies, a national executive and physician compensation and benefits consulting firm. In addition, Mr. Wegmiller serves as Vice Chairman of Scottsdale Institute and Chairman and Chief Executive Officer of C-Suite Resources. From February 2002 to February 2006, Mr. Wegmiller was the Chairman of Clark Consulting, a healthcare consulting company and the predecessor firm of Integrated Healthcare Strategies. From 1993 to February 2002, Mr. Wegmiller was the President and Chief Executive Officer of Clark

Consulting's predecessor firm, Healthcare Compensation Strategies. From 1978 to 1993, Mr. Wegmiller served as President and Chief Executive Officer of Health One Corporation (now Allina Health), a hospital ownership and management company. Mr. Wegmiller received both a B.A. in business economics and psychology and an M.H.A. from the University of Minnesota.

        The Corporate Governance Committee believes that Mr. Wegmiller's service in the healthcare industry for more than four decades; specifically, his more than 30 years of experience as a chief executive officer and/or chairman of both publicly-traded and privately-held national companies serving the healthcare industry and his service on senior advisory boards of companies such as MedAssets, Inc. and CareMedic, Inc. provide him with operational and industry expertise that are important to the Board. Mr. Wegmiller's service as a director of over 20 public companies over the last 25 years also provides a breadth of knowledge as to the effective operation of a board of directors and consensus building among directors that is especially valuable as the lead independent director.

  James T. Judson

        James T. Judson, age 57, has served as a director of Omnicell since April 2006. Since March 2006, Mr. Judson has served as a financial executive advisor to small and mid-sized companies, and he is currently serving as interim Chief Financial Officer of Extreme Networks, Inc., a technology company. From April 2005 to March 2006, Mr. Judson was Omnicell's Interim Chief Financial Officer. From February 2005 to April 2005, Mr. Judson was Omnicell's Vice President of Finance. From 1998 until his retirement in January 2002, Mr. Judson served as Vice President of Finance and Planning for the Worldwide Operations group of Sun Microsystems, Inc., a computer systems company. Mr. Judson received a B.S. in industrial management from Purdue University and an M.B.A. from Indiana University.

        The Corporate Governance Committee believes that Mr. Judson's financial and operational expertise in executive level financial positions at a rapidly growing, global, publicly-traded company provides the Board with valuable insights into the financial operations of the Company and financial matters generally. The Corporate Governance Committee believes that Mr. Judson's knowledge of the Company and its accounting practices as Omnicell's Interim Chief Financial Officer is an especially important quality for contribution to the Audit Committee.

  Gary S. Petersmeyer

        Gary S. Petersmeyer, age 65, has served as a director of Omnicell since January 2007. From December 2004 to 2010, Mr. Petersmeyer served as the Chairman and Chief Executive Officer of Aesthetic Sciences Corporation, a research-based medical device company focusing on elective surgery applications. From November 2001 to November 2004, Mr. Petersmeyer provided consulting and executive coaching services to senior executives in high growth and research-based organizations. From 2000 to 2001, Mr. Petersmeyer was President and a Director of Pherin Pharmaceuticals, Inc., a pharmaceutical development and discovery company. From 1995 to 2000, he was President, Chief Executive Officer and a Director of Collagen Corporation, a medical technology company focused on worldwide collagen research. Mr. Petersmeyer received a B.A. in political science from Stanford University, an M.A.T. in teaching from the Harvard Graduate School of Education and an M.B.A. from Harvard University.

        The Corporate Governance Committee believes Mr. Petersmeyer's leadership experience as the chief executive officer of several publicly-traded and privately-held global companies focused on the healthcare markets positions him to contribute effectively to the industry and operational understanding of the Board. Mr. Petersmeyer's experience in executive compensation matters, developed in his tenures as chief executive officer, is valuable as a member of the Compensation Committee.

Class I Directors Continuing in Office Until the 2014 Annual Meeting

  Randy D. Lindholm

        Randy D. Lindholm, age 57, has served as a director of Omnicell since May 2003. Since April 2002, Mr. Lindholm has served as a consultant to medical device companies. From June 1999 to April 2002, Mr. Lindholm was Chairman, President and Chief Executive Officer of VidaMed, Inc., a medical device company, and from August 1998 to June 1999, served as its Executive Vice President, Sales and Marketing. From 1993 to 1998, Mr. Lindholm held senior field operations positions at Nellcor Puritan Bennett, a provider of solutions to diagnose, monitor and treat respiratory-impaired patients. Mr. Lindholm spent the previous 16 years at GE Medical Systems, a medical device company. Mr. Lindholm received a B.S. in electrical engineering from Michigan Tech University. Mr. Lindholm is also a director of several privately held companies.

        The Corporate Governance Committee believes Mr. Lindholm's more than three decades of leadership experience in the healthcare industry, including serving as the chief executive officer for a publicly-held medical device company, his sales, marketing and field operations experience and his experience as a director of other companies in the healthcare industry allow him to effectively contribute to the Board's understanding of the industry. Mr. Lindholm's experience in executive compensation matters, developed during his tenure as chief executive officer, is especially valuable as the Chairman of the Compensation Committee.

  Sara J. White

        Sara J. White, age 66, has served as a director of Omnicell since April 2003. Since April 2004, Ms. White has served as a pharmacy leadership coach. From 1992 to March 2004, Ms. White was a clinical professor at the School of Pharmacy at the University of California, San Francisco. From 1995 to March 2004, Ms. White was an adjunct professor at the University of the Pacific, School of Pharmacy. From 1992 to 2003, Ms. White was the Director of Pharmacy at Stanford Hospital and Clinics. Ms. White received a B.S. in pharmacy from Oregon State University and an M.S. and Residency in hospital pharmacy management from Ohio State University.

        The Corporate Governance Committee believes Ms. White's leadership and clinical pharmacy expertise proven as the director of pharmacy for more than a decade at one of the top acute-care hospitals in the United States provides valuable scientific and medical knowledge regarding the internal operations and clinical needs of our customers. Further, Ms. White's experience as a clinical professor for two nationally-respected university pharmacy programs offers an important understanding of the future direction of the industry that will help us anticipate the needs and demands of our customers' clinical pharmacy decision-makers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

        The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Lipps. The Board has also appointed Mr. Wegmiller as lead independent director.

        The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company's view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision making or weaken the Company's ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company's strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company's Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

        The Board appointed Mr. Wegmiller as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, provide general leadership of the affairs of the independent directors, including leadership in anticipating and responding to crisis, discuss and collaborate with the Board Chair to set appropriate meeting agendas and meeting schedules, recommend to the Board Chair the retention of outside advisors and consultants who report directly to the Board, preside over Board meetings in the absence of the Board Chair and during independent director closed session portions of the meetings, preside over and establish the agendas for meetings of the independent directors, consult with and coordinate with the committee chairs regarding meeting agendas and informational requirements, act as liaison between the Board Chair and the independent directors, provide advice and consultation to the Board Chair and other senior executives of the Company, monitor information delivered by the management team to the Board and provide input on such information, and, as appropriate upon request, act as a liaison to stockholders, customers and other key constituents of the Company. In addition, it is the responsibility of the lead independent director to coordinate the Board appointment of an Interim Chief Executive Officer and/or Board Chair during extended periods of the Board Chair's absence. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Independence of the Board of Directors

        As required under The NASDAQ Stock Market, LLC ("NASDAQ") listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the applicable listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Lipps, the President and Chief Executive Officer of the Company. In making this determination, the Board found that none of the ten independent directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Lipps, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

        The Board noted that Mr. Moore, a nominee for the board, served as the President and Chief Executive Officer of Resource Optimization & Innovation, LLC ("ROi"), the supply chain division of Mercy Health ("Mercy"), from July 2006 until April 2011, and has served as Senior Vice President, Operations, of Mercy since April 2011. Effective December 31, 2009, we entered into a group purchasing organization (GPO) agreement with ROi, whereby we agreed to provide products and services to ROi's members, including hospitals within Mercy. We recorded revenue from Mercy of approximately $1.05 million, $3.43 million and $4.62 million for the years ended December 31, 2009, 2010 and 2011, respectively. The Board determined that Mr. Moore did not derive any direct or indirect material benefit from the agreement with ROi and believes that the agreement is in Omnicell's best interest and on terms no less favorable than could be obtained from other third party group purchasing organizations.

Role of the Board in Risk Oversight

        One of the Board's key functions is informed oversight of the Company's risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the Board's standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our audit function. Our Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Typically, the Corporate Governance Committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the Company has addressed in such quarter. The Corporate Governance Committee reports to the entire Board on the risk management activities of the Company at least annually and the applicable Board committees meet at least annually with the employees responsible for risk management in such committees' respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

        The Board met four (4) times during 2011. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, as held during the period for which he or she was a director or committee member, respectively.

        Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Lead Independent Director, Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Corporate Governance Committee.

Information Regarding Committees of the Board of Directors

        The Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The following table provides membership and meeting information for 2011 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance
Mary E. Foley(1)					X
James T. Judson	X
Randy D. Lindholm			X	*
Gary S. Petersmeyer			X
Donald C. Wegmiller			X
Sara J. White	X				X	*
Joseph E. Whitters	X	*
William H. Younger, Jr(2).					X

Total meetings in fiscal year 2011	14		18		4

*
Denotes Committee Chairperson

(1)
On March 30, 2012, Ms. Foley acknowledged to the Board that she would not be standing for re-election at the 2012 Annual Meeting.

(2)
On March 30, 2012, Mr. Younger tendered his letter of resignation to the Board of Directors, to be effective immediately prior to the 2012 Annual Meeting.

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board is currently composed of three directors: Mr. Whitters (Chair), Mr. Judson and Ms. White. Following our 2012 Annual Meeting and assuming the election of Messrs. Whitters and Moore by the stockholders, the Audit Committee will be composed of Mr. Whitters (Chair) and Messrs. Judson and Moore. The Audit Committee met fourteen (14) times during the fiscal year ended December 31, 2011. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company's audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company's annual audited financial statements and quarterly unaudited financial statements with management and the independent registered public accounting firm, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K. The Audit Committee has adopted a written Audit Committee Charter that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards). The Board has also determined that Mr. Whitters, the Audit Committee Chairperson, qualifies as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules. The Board made a qualitative assessment of Mr. Whitters' level of knowledge and experience based on a number of factors, including his formal education and professional experience.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2011.

        Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

        Ernst & Young LLP, our independent registered public accounting firm for 2011, is responsible for expressing opinions on the conformity of our audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm regarding the independent registered public accounting firm's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with the independent registered public accounting firm its independence.

        Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE
Joseph E. Whitters, Chair James T. Judson Sara J. White

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee currently is composed of three directors: Mr. Lindholm (Chair) and Messrs. Petersmeyer and Wegmiller. Following our 2012 Annual Meeting, the Compensation Committee will continue to be composed of Mr. Lindholm (Chair) and Messrs. Petersmeyer and Wegmiller. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met eighteen (18) times during the fiscal year ended December 31, 2011. The Compensation Committee Charter can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  reviewing and approving the overall compensation philosophy for the Company's executive officers and directors;

  •
  overseeing the adoption and administration of the Company's stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, including approving and granting options, restricted stock, restricted stock units or other equity awards under such plans to the Company's executive officers, employees and consultants;

  •
  establishing guidelines pursuant to which the Company shall administer its stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, with respect to options, restricted stock, restricted stock units or other equity awards granted thereunder; and

  •
  preparing the Company's Compensation Discussion and Analysis, included in this proxy statement.

Compensation Committee Processes and Procedures

        The Compensation Committee meets at least monthly, and with greater frequency if necessary. The agenda for each meeting is usually outlined by the Chair of the Compensation Committee and then more fully developed by the Company's Chief Executive Officer, Chief Financial Officer, head of Human Resources and General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or final determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        During the past fiscal year, as in 2009 and 2010, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer") as executive compensation consultants. Pearl Meyer did not provide any other services to Omnicell in excess of $120,000 during 2011. The Compensation Committee requested that Pearl Meyer assist in continuing to refine the Company's executive compensation program. As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Pearl Meyer also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company's business operations and strategy, key performance metrics and strategic goals, as well as the labor market in which the Company competes. Pearl Meyer ultimately developed recommendations regarding executive compensation levels and types of compensation elements that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer and suggesting modifications, the Compensation Committee approved the modified recommendations of Pearl Meyer.

        The accepted recommendations of Pearl Meyer and the specific determinations of the Compensation Committee with respect to executive compensation for 2011 are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        Throughout 2011, the Compensation Committee consisted of Messrs. Lindholm (Chair), Petersmeyer and Wegmiller. None of these individuals are or have been officers of Omnicell. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and recommending appropriate nominee slates for the Board to recommend for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Board and the Company.

        The Corporate Governance Committee currently consists of three directors: Ms. White (Chair), Ms. Foley and Mr. Younger. Following our 2012 Annual Meeting, the Corporate Governance Committee will be composed of Ms. White (Chair) and Messrs. Judson and Petersmeyer. All members of the Corporate Governance Committee, both as currently composed and as proposed to be composed, are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance Committee met four (4) times during the fiscal year ended December 31, 2011. Our Corporate Governance Committee Charter can be found in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

        The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

        In conducting this assessment, the Corporate Governance Committee considers diversity, age, skills, industry and professional background and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance Committee (and the other members of the Board, as needed) then use their network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Company's Corporate Governance Guidelines require that each non-employee director submit to the Board a letter of resignation upon completion of three (3) three-year terms as a member of the Board. The Board is free to accept or reject such letter of resignation. Because he had served as a director for three (3) three-year terms, Mr. Whitters tendered his letter of resignation to the Board in March 2012, to be effective immediately following the 2012 Annual Meeting, but indicated his willingness to continue to serve on the Board. After consultation, the Board rejected Mr. Whitters resignation and requested that he stand for reelection as a director of the Company.

        At this time, the Corporate Governance Committee does not consider director candidates recommended by stockholders. The Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Lead Independent Director of Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. These communications will be reviewed by the Lead Independent Director, who will determine whether they should be presented to the Board. The purpose of this screening is to avoid having the Board consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent members of the Board. All communications directed to the Audit Committee in accordance with the Company's "Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters" (the "Omnicell Open Door Policy") that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Omnicell Open Door Policy is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

Code of Ethics

        Omnicell has adopted the Omnicell Code of Conduct, a code of ethics that applies to all officers, directors and employees of the Company. The Omnicell Code of Conduct is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under

"Investor Relations." If the Company makes any substantive amendments to its Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, it will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

        The Board has reaffirmed the governance practices followed by the Company by readopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

 PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and Schedule 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained on pages 26 to 39 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are appropriately designed to align the interests of our executive officers with those of our stockholders, to emphasize strong pay-for-performance principles and to enable us to attract and retain talented and experienced executives to lead the Company in a competitive environment.

        Applying these philosophies, the Board has set specific compensation goals designed to help the Company achieve our short- and long-term business and performance goals. The Board believes that the base salaries of our executive officers should be set at approximately the median base salary levels of executive officers in our peer group, with our executive officers having the potential to earn total cash compensation up to the 75th percentile of our peer group's total cash compensation if our executive officers accomplish specific performance goals that the Board sets to help the Company achieve its performance goals. Over the last several years, the cash compensation levels of our executive officers have been lower than these targeted compensation levels.

        In 2011, the cash compensation levels of the named executive officers increased towards the Board's stated targets, but the named executive officers are still compensated on average lower than the Board's goal of providing such executives with the opportunity to earn total cash compensation up to the levels of the 75th percentile of our peer group. The base salaries of the named executive officers in 2011 ranged from the 35th percentile to the 60th percentile of our peer group, with the average being at the 50th percentile of our peer group. The total target cash compensation of our named executive officers in 2011, assuming achievement of performance goals, ranged from approximately the 55th percentile to the 75th percentile of our peer group, with the average being in the 70th percentile of our peer group.

        With regard to long-term equity incentive compensation, the value of such compensation awarded to the named executive officers, calculated using a Black- Scholes-Merton valuation methodology, ranged from below the 25th percentile to the 55th percentile of our peer group in 2011. Such a valuation is necessarily sensitive to movement in the stock price of the target stock, but in 2011 our average compensation value for long-term equity incentive grants to our executives was at the 45th percentile of the comparator group.

        Beginning in 2011, the Board implemented a policy of declaring half of the equity incentive grants to executives to vest upon the successful achievement of certain market-based performance metrics by the Company. The market-based performance comparison adopted by the Company compares the total stockholder return of its common stock to that of the companies in the Nasdaq Health Care Index (the "Index"). In 2011, the Company achieved a total stockholder return that exceeded the average of the companies in the Index by approximately 26%.

        In summary, the elements of our compensation package as well as the amount of compensation paid to our named executive officers emphasize strong pay-for-performance principles and provide reasonable compensation to our named executive officers.

        For these reasons, the Board is asking stockholders to support the compensation of the Company's named executive officers as described in this proxy statement by casting a non-binding advisory vote "FOR" the following resolution:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure."

        While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

        Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 2.

 PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent registered public accounting firm for the year ending December 31, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since 1997. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2011 and December 31, 2010 by Ernst & Young LLP, the Company's independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2011	2010(1)
	(in thousands)
Audit Fees	$1,132	$1,101
Audit-Related Fees	50	96
Tax Fees	149	53
All Other Fees	—	2

Total Fees	$1,331	$1,252

(1)
The 2010 fees for our independent registered public accounting firm have been recalculated since the filing of the Company's proxy statement for its 2011 Annual Meeting of Stockholders to, among other things, reflect fees billed during fiscal year 2011 for the audit of the Company's financial statements for the fiscal year ended December 31, 2010.

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Annual Report on Form 10-K and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, professional services associated with SEC registration statements and other documents filed with the SEC, consultations with the Company's management as to the accounting treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other standard-setting bodies, and other services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consists of fees billed for professional services in connection with certain merger and acquisition accounting due diligence activity.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning outside of the audit of the income tax accounts.

        All Other Fees.    Consists of fees billed for subscriptions to an on-line accounting and financial reporting research assistance service.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the independent registered public accounting firm's independence.

        In 2011, the Audit Committee pre-approved the fees set forth on the previous page in their entirety.

Required Vote and Recommendation of the Board of Directors

        Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 3 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

        The Board believes that approval of Proposal No. 3 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 3.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of February 15, 2012 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
JPMorgan Chase & Co.(2)	3,546,042	10.67%
270 Park Avenue
New York, NY 10017
BlackRock Inc.(3)	2,740,708	8.24%
40 East 52nd Street
New York, NY 10022
FMR LLC(4)	1,775,696	5.34%
82 Devonshire Street
Boston, MA 02109
The Vanguard Group, Inc.(5)	1,763,236	5.30%
100 Vanguard Blvd.
Malvern, PA 19355
Mary E. Foley(6)(10)	60,601	*
James T. Judson(6)(10)	167,565	*
Randy D. Lindholm(6)(10)	84,110	*
Randall A. Lipps(7)(10)	1,156,970	3.41%
Vance B. Moore	0	*
Gary S. Petersmeyer(6)(10)	34,500	*
Donald C. Wegmiller(6)(10)	150,242	*
Sara J. White(6)(10)	94,558	*
Joseph E. Whitters(6)(10)	124,727	*
William H. Younger, Jr.(6)(8)(10)	48,710	*
Robin G. Seim(10)	179,390	*
J. Christopher Drew(9)(10)	511,514	1.52%
Marga Ortigas-Wedekind(10)	36,589	*
Nhat Ngo(10)	79,368	*
All executive officers and directors as a group (15 persons)(11)	2,933,039	8.28%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,248,444 shares outstanding on February 15, 2012, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043.

(2)
JPMorgan Chase & Co. ("JPM") is the parent company to its wholly owned subsidiaries: J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association and JPMorgan Asset Management (UK) Ltd. JPM has sole voting power over 3,208,102 shares of common stock, sole investment power over 3,544,153 shares of common stock and shared investment power over 1,889 shares of common stock. JPM beneficially owns 3,544,042 shares of common stock on behalf of other persons known to have one or more of the following: (i) the right to receive dividends for such securities, (ii) the power to direct the receipt of dividends from such securities, (iii) the right to receive the proceeds from the sale of such securities, and (iv) the right to direct the receipt of proceeds from the sale of such securities. The data regarding the stock ownership of JPM is as of December 31, 2011 from the Schedule 13G/A filed by JPM on January 31, 2012.

(3)
The data regarding the stock ownership of BlackRock, Inc. is as of December 31, 2011 from the Schedule 13G/A filed by BlackRock, Inc. on January 20, 2012.

(4)
Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC ("FMR"), is the beneficial owner of 1,775,696 shares of common stock. FMR, through its control of Fidelity, and Edward C. Johnson III, Chairman of FMR, have sole investment power with respect to 1,775,696 shares of common stock and FMR has sole voting power with respect to 4,300 shares of common stock. The data regarding stock ownership of FMR is as of December 31, 2011 from the Schedule 13G filed by FMR on February 13, 2012.

(5)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor and as parent to wholly-owned subsidiary Vanguard Fiduciary Trust Company ("VFTC"), has sole investment power with respect to 1,713,218 shares of common stock, shared investment power with respect to 50,018 shares of common stock and, through VFTC, sole voting power with respect to 50,018 shares of common stock. The data regarding the stock ownership of Vanguard is as of December 31, 2011 from the Schedule 13G filed by Vanguard on February 6, 2012.

(6)
Includes restricted stock grants awarded to the then current non-employee directors of the Company on May 24, 2011, which will fully vest on the date of the 2012 Annual Meeting as follows: Mary E. Foley 7,477 shares; James T. Judson, 7,817 shares; Randy D. Lindholm, 8,361 shares; Gary S. Petersmeyer, 7,817 shares; Donald C. Wegmiller, 10,196 shares; Sara J. White, 9,380 shares; Joseph E. Whitters, 9,177 shares; and William H. Younger, Jr., 7,477 shares.

(7)
Includes 35,541 shares held directly by Mr. Lipps; 387,613 shares held in trust by The Lipps Revocable Trust, for which Mr. Lipps and his wife are trustees with shared voting and investment power; and 44,414 shares held in various trusts for the benefit of Mr. Lipps' children, for which Mr. Lipps is trustee.

(8)
Includes 16,660 shares held by The William H. Younger, Jr. Revocable Trust, for which Mr. Younger is the trustee. Mr. Younger disclaims beneficial ownership of the trust's shares except as to Mr. Younger's pecuniary interest in the trust.

(9)
Includes 10,504 shares held in trust by the 2004 Drew Family Trust, for which Mr. Drew and his wife are trustees with shared voting and investment power.

(10)
Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after February 15, 2012 pursuant to outstanding options as follows: Mary E. Foley, 42,241 shares; James T. Judson, 150,841 shares; Randy D. Lindholm, 42,161 shares; Randall A. Lipps, 689,402 shares; Gary S. Petersmeyer, 25,000 shares; Donald C. Wegmiller, 137,924 shares; Sara J. White, 65,341 shares; Joseph E. Whitters, 85,841 shares; William H. Younger, Jr., 11,250 shares; J. Christopher Drew, 466,118 shares; Nhat Ngo, 71,920 shares; Marga Ortigas-Wedekind, 30,054 shares; Robin G. Seim, 164,250 shares; and all current executive officers and directors as a group, 2,171,888 shares.

(11)
Consists of shares held by the executive officers and directors listed on the table, including the shares included in footnotes 7, 8, 9 and 10 above, 189,545 shares Dan S. Johnston has the right to acquire within 60 days after February 15, 2012 pursuant to outstanding options and 14,650 shares owned by Mr. Johnston.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        The Company submits all applicable Section 16(a) filing requirements on behalf of its officers and directors (except for Mr. Younger). To the Company's knowledge, based on the reports filed by the Company, copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except for (i) one Form 4 filings covering the annual grant of restricted shares to, and sales of common stock by, Mr. Judson, (ii) two Form 4 filings covering sales of common stock by Mr. Lipps, (iii) five Form 4 filings covering sales of common stock by Ms. Ortigas-Wedekind, and (iv) one Form 4 filing covering sales of common stock by Ms. White, each of which was filed late.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis provides information regarding compensation paid to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, or the "Named Executive Officers," as of December 31, 2011. These individuals are:

  •
  Randall A. Lipps, Chairman, President and Chief Executive Officer;

  •
  Robin G. Seim, Chief Financial Officer and Vice President, Finance, Administration and Manufacturing;

  •
  J. Christopher Drew, Senior Vice President, Field Operations;

  •
  Marga Ortigas-Wedekind, Vice President, Global Marketing and Product Development; and

  •
  Nhat Ngo, Vice President, Strategy and Business Development.

        The compensation programs described herein are available to all of Omnicell's executive officers.

Overview

        Our executive compensation program is designed to provide our executive officers incentives and rewards, while effectively balancing the short-term and long-term interests of our stockholders with our ability to attract and retain talented executives. The Compensation Committee of our Board (the "Committee") has the primary responsibility for establishing our executive compensation philosophy and determining the specific components and levels of each executive's compensation. Our executive compensation program is based on four guiding principles, as set forth by the Committee. We have created a compensation program that combines short-term and long-term components, cash and equity and fixed and performance-based contingent payments, in the proportions we believe achieve these four guiding principles:

  •
  Enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders;

  •
  Enable us to attract, motivate and retain the people needed to define and create industry-leading products and services;

  •
  Integrate compensation closely with the achievement of our business and performance objectives; and

  •
  Reward individual performance that contributes to our short-term and long-term success.

        An important element of our compensation philosophy is to provide executives with compensation packages that are competitive with compensation packages for executives in medical supply and technology companies of similar size and stage of development in order to attract dynamic and innovative executives to lead our strategic initiatives. As such, the Committee utilizes and relies significantly on a benchmarking analysis when determining the size, components and mix of the executive officers' compensation elements.

        Our executive officers' target annual compensation consists of three principal components: (a) base salary, (b) a performance-based cash bonus and (c) long-term equity incentive compensation. In addition, each of our executive officers is eligible for an additional component of compensation in the form of cash bonuses that are paid only in the event of significant overachievement of annual metrics. Long-term equity incentive compensation includes both time-based and performance-based components. The cash compensation components are primarily designed to provide a predictable level of financial stability and reward the achievement of short-term goals. The equity compensation component is primarily designed to incentivize and retain our executives and to reward the achievement of our long-term financial success. The Committee utilizes a benchmarking analysis when determining total cash compensation, allocating cash compensation between base salary and performance-based bonus and in awarding long-term equity compensation.

        In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved, on an advisory basis, the compensation of our named executive officers, with over 77% of stockholder votes cast in favor of our "Say on Pay" resolution. In evaluating our compensation practices during fiscal 2011 and in early 2012, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our operating and organizational objectives and the enhancement of stockholder value. As a result, the Committee retains our general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation. The Committee will continue to consider stockholder concerns and feedback in the future.

Role of the Compensation Committee

        Our Board has delegated to the Committee the responsibility for developing our compensation philosophy, establishing our executive compensation program and overseeing equity awards under our equity incentive plans. On an annual basis, the Committee approves the individual compensation packages for each of our executive officers. Although the Committee maintains ultimate authority over our executive officers' compensation, the Committee considers the input and evaluations of our President and Chief Executive Officer, Randall A. Lipps, as it relates to executive officers other than Mr. Lipps. In conjunction with the Committee's annual review, Mr. Lipps develops cash and equity compensation proposals for each executive to present to the Committee for discussion and approval. Mr. Lipps does not participate in the final determination of his own compensation.

Benchmarking / Compensation Consultant

        As in prior years, the Committee engaged the services of Pearl Meyer & Partners ("Pearl Meyer") in late 2010 and again in late 2011 to serve as an independent advisor to the Committee to assist in reviewing the compensation of the Company's executive officers, including identifying companies for competitive analysis and benchmarking. As part of its engagements, Pearl Meyer worked closely with the Committee to identify comparable peer companies, provided the Committee with a report summarizing a comparison of our total compensation with such peer companies and provided an assessment of the specific elements of our compensation components in relation to the peer companies (the "Pearl Meyer Report"). The Committee believes benchmarking of executive compensation is crucial to maintaining compensation levels competitive with other leading technology companies with which we compete for personnel. Additionally, benchmarking provides guideposts, which the Committee uses to determine the size, mix and components of executive compensation.

        Most of our direct industry competitors are significantly larger than we are with respect to market capitalization, revenue and number of employees, and as a result, historically it has been and continues to be challenging to find appropriately-sized industry competitors for comparison. Therefore, the Committee and Pearl Meyer have developed a group of comparable publicly-traded companies based on such factors as revenue, market capitalization and, to the extent possible, industry similarity, that we believe provides a meaningful cross-section from which to benchmark executive compensation. The Committee and Pearl Meyer also, to the extent possible, have included companies in the peer group with which Omnicell believes that it may compete for personnel. This peer group focuses on three industry subcategories that are representative of portions of our business: the healthcare information management software industry, the medical equipment and supplies industry, and the supply chain management and logistics software and manufacturing industry. The Committee and Pearl Meyer strive to maintain a consistent peer group year over year for comparability of competitive analysis; however, on a yearly basis the peer group is reviewed and refined to take into consideration comparability of financial performance relative to Omnicell, as well as the acquisition of or any fundamental changes in the peer companies' operating businesses. For all compensation decisions in 2011, including the long-term equity compensation awards made in February 2011, the Committee utilized the Pearl Meyer Report prepared in late 2010. To the extent that there are statements relating to percentiles included in this Compensation Discussion and Analysis, they are intended to reference performance against peer companies as identified in the Pearl Meyer Report.

        The companies identified for benchmark comparison in each of the 2010 and 2011 reports were:

2010 Peer Group		2011 Peer Group
• Abaxis, Inc.	• JDA Software Group Inc.	• Abaxis, Inc.	• Manhattan Associates, Inc.
• Accuray, Inc.	• Manhattan Associates, Inc.	• Accuray, Inc.	• MedAssets, Inc.
• Align Technology, Inc.	• Merge Healthcare, Inc.	• Align Technology, Inc.	• Merge Healthcare, Inc.
• AngioDynamics, Inc.	• Quality Systems Inc.	• AngioDynamics, Inc.	• Quality Systems Inc.
• Athenahealth, Inc.	• SonoSite, Inc.	• Athenahealth, Inc.	• SonoSite, Inc.
• Computer Programs & Systems, Inc.	• Stratasys Inc.	• Computer Programs & Systems, Inc.	• Stratasys Inc.
• Epicor Software Corporation	• Thoratec Corp.	• Informatica Corporation	• Thoratec Corp.
• Informatica Corporation		• JDA Software Group Inc.

Elements of Compensation and 2011 Determinations

        Our executive compensation program consists of three principal components: a base salary and a performance-based cash bonus plan (together, the total cash compensation), and long-term equity incentive compensation. The long-term equity incentive compensation is further divided into two components of equal value: stock options and restricted stock units that vest over time if the executive remains employed with the Company; and restricted stock units that only initially vest upon the achievement of certain company performance metrics, and thereafter vest over time if the executive remains employed with the Company. We also provide our executive officers with certain other benefits including severance and change-of-control benefits and the ability to participate in our 401(k) plan and other employee benefit plans with all other eligible employees. The philosophy underlying each of the components of compensation and the specific factors weighing on the compensation determinations for 2011 are discussed in each section below.

  Cash Compensation.

        Overview.    The cash component of our executive compensation program serves a two-fold purpose. Base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities, while the performance-based cash bonus plan is intended to incentivize and reward the achievement of predetermined corporate and individual short-term objectives. The Committee's long-term objective has been and continues to be for each executive officer to be able to achieve approximately the 75th percentile for comparable positions identified in the Pearl Meyer Report in total cash compensation, assuming achievement of each of his or her performance objectives resulting in payment in full of the executive's total performance-based cash bonus, and for base salary compensation to be at the 50th percentile for comparable positions identified in the Pearl Meyer Report. In determining the level of base salary and the potential maximum performance-based bonus for each executive officer, the Committee analyzes the comparable total cash compensation metric of the Pearl Meyer Report for each executive and sets the executive's total targeted cash compensation with the goal of moving each executive toward the objective percentile in a responsible and measured manner. The Committee also considers management's financial forecasts for the upcoming fiscal year and works to establish an aggregate compensation scheme that fits within the Company's budgetary model.

        To determine the level of each component of an executive's total cash compensation targets, the Committee first uses the prior year's base salary as the starting point, and then looks to the applicable base salary metric in the Pearl Meyer Report to ascertain the percentile that the prior year's salary represents. The Committee then sets an approximate base salary for each executive based on the targeted percentile for that executive.

        Once an appropriate base salary determination is made, the Committee allocates the difference between the executive's new base salary and targeted total cash compensation as the size of the executive's maximum potential performance-based bonus. The Committee then translates the maximum potential performance-based bonus into a percentage of the executive officer's base salary and makes adjustments to the base salary and bonus percentage from there.

        Adjustments in cash compensation derived from base salary versus performance- based cash bonus are based on such factors as an executive's historical base salary, an executive's duties and responsibilities and his or her position in the Company, as well as competitive pay practices for comparable positions identified in the Pearl Meyer Report.

        2011 Base Salary and Total Cash Compensation Determination.    In determining total cash compensation for 2011, the Committee continued its long-term objective of moving base salary compensation to the 50th percentile, and moving total cash compensation to the 75th percentile, in each case as compared to the peer group.

        The following table sets forth base salaries and the targeted total cash compensation in 2011 for each Named Executive Officer and corresponding percentile that the total cash compensation represents in comparison to peer companies identified in the Pearl Meyer Report, and the percentage increase the 2011 targeted total cash compensation represents from the 2010 targeted total cash compensation:

Named Executive Officer	2011 Base Salary ($)	2011 Base Salary Percentile to Peer Group	2011 Targeted Total Cash Compensation(1) ($)	2011 Targeted Total Cash Percentile to Peer Group	2010 Target Total Cash Compensation ($)(2)	2010 Targeted Total Cash Percentile to Peer Group	Percentage Increase from 2010 Targeted Total Cash(3)
Randall A. Lipps	476,000	35th	1,071,000	75th	1,039,500	50th	3%
Robin G. Seim	273,000	40th	518,700	55th(3)	503,500	45th	3%
J. Christopher Drew	300,000	50th	570,000	70th	558,600	65th	2%
Marga Ortigas-Wedekind	273,000	40th	518,700	75th	503,500	45th	3%
Nhat Ngo	252,000	60th	478,800	70th	465,500	50th	3%

(1)
2011 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective July 1, 2011, assuming achievement of 100% of an executive officer's Individual Targets (as defined below) and the achievement of the Corporate Threshold Targets (as defined below).

(2)
2010 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective April 1, 2010, assuming achievement of 100% of an executive officer's Individual Targets (as defined below) and the achievement of the Corporate Threshold Targets (as defined below).

(3)
The Committee determined targeted total cash increases for 2011 based on the benchmarking study performed in the fall of 2010. Based on that study, all executives would have been compensated at the 55th to 70th percentile to the peer group following the increase from 2010. The benchmarking report completed in the fall of 2011 demonstrated changes to the market such that the 2011 increases to targeted total cash provided total cash compensation that was between the 70th and 75th percentile to peer group for all executives except Mr. Seim.

        Performance-Based Bonus.    The second component of cash compensation for our executive officers is a quarterly performance-based bonus, which is intended to be a substantial component of our executives' cash compensation. The size of the potential maximum bonus is derived from the difference between the executive's targeted total cash compensation and his or her base salary. Like it did in 2010, for 2011, the Committee established Incentive Targets (as defined below) based on the executive's targeted total cash compensation less base salary, and then translated this number into a percentage of salary. The percentages for 2011 remained the same as those determined by the Committee in 2010.

        The Committee continued to use the bonus plan established in March 2010 (the "2010 Bonus Plan") to determine the performance-based bonuses for 2011. Under the 2010 Bonus Plan, the Company maintained its quarterly threshold target provision, under which the Company had to meet a certain threshold strategic financial performance criterion set by the Committee for an executive to earn any cash bonus (the "Corporate Threshold Target") for a particular quarter. Upon such successful achievement of the Corporate Threshold Targets, the executive was then eligible to receive his or her individual bonus amounts, derived as a percentage of his or her quarterly salary, based on such executive's achievement of his or her individual objectives ("Individual Targets"). If the Corporate Threshold Targets and all of a participant's Individual Targets were achieved, the executive received 100% of his or her eligible cash bonus amount (the "Incentive Target"). In addition, the 2010 Bonus Plan allows the Committee to set additional threshold or upside bonus payment criteria to reward executives for particularly high company performance or for the achievement of specified financial target(s) that are of strategic importance to the Company (the "Strategic Goals").

        2011 Performance Metrics.    For each quarter of 2011, the Committee set one Corporate Threshold Target that consisted of one performance criterion based on the Company achieving a quarterly profit amount. This was set at the minimum profit required to meet the cash equivalent of that quarter's desired earnings per share target (the "Profit Target"). In addition, the Committee established certain Strategic Goals in the form of a profit overachievement target, which would trigger an additional percentage payment to the executive equaling the percentage by which actual profit exceeded a high-end profit goal determined by the Committee (the "Profit Overachievement Target"). Specifically the Committee determined the Profit Overachievement Target would be met if the Company achieved the profit required to meet the cash equivalent of 110% of the Company's annual fiscal plan profit target as determined by the Committee. Finally, similar to the action the Committee took in the fourth quarter 2010, the Committee established an additional fourth quarter 2011 discretionary Strategic Goal that would have the effect of eliminating the executive officers' actual performance-based bonuses in the fourth quarter of 2011 if the Company did not achieve a year-end backlog amount desired by the Committee (the "Backlog Threshold"). The Committee also determined that if the Company's publicly reported year-end backlog number exceeded certain overachievement metrics set by the Committee (the "Backlog Overachievement Targets"), an additional upside payment potential would be triggered. The upside potential payment would be based on the percentage of overachievement and would apply that percentage to the amount of such individual targeted bonus for the full year of 2011. Specifically, in the fourth quarter 2011 the Committee determined the Backlog Threshold would be met if the Company publicly-reported backlog amount was at least $140 million, and the Backlog Overachievement Target would be met if such publicly-reported backlog amount was $144 million or more.

        2011 Performance Metric Results.    The Committee determined that the actual profit achieved by the Company for each quarter 2011 met or exceeded the Profit Target set by the Committee in the respective quarters. The Committee further determined that the Company exceeded the Profit Overachievement Target in the first quarter of 2011, and therefore the executives would have the amount actually achieved on his or her incentive target for that quarter increased by a percentage calculated by dividing the actual profit by the Profit Overachievement Target. The Committee determined that the Profit Overachievement Targets for the second, third and fourth quarters of 2011 were not achieved, and therefore the executives were not eligible for any additional payments for those quarters. Finally, the Committee determined that the Backlog Threshold for the fourth quarter of 2011 was not achieved, and therefore no cash bonus payments under the 2010 Bonus Plan were available to the executives during the fourth quarter of 2011.

        The Committee determined achievement of the Profit Target against non-GAAP net income, which excludes share-based compensation expenses pursuant to Accounting Standards Codification ("ASC") Topic 718 "Stock Compensation" ("ASC Topic 718"), and other items that the Committee determined were unusual, non-recurring and not reflective of normal operations. Our quarterly unaudited financial statements for the each quarter of 2011 were the basis for measuring the level of earnings per share to determine the achievement of the Profit Target.

  2011 Targets and Bonus Determinations.

        Corporate Threshold Targets.    The Committee established the Corporate Threshold Targets on a quarterly basis, and such targets were intended to incent the executive officers to achieve results that were consistent with the Company's board-approved financial plan and/or Wall Street analyst consensus. The actual amount of each target was set by the Committee based on a combination of the input of management, historical quarterly results, the Company's desired growth, financial forecasts and analyst expectations. The following table sets forth the quarterly Corporate Threshold Targets for 2011:

Corporate Threshold Targets	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Profit Target(1)	$0.095	$0.13	$0.15	$0.16
Backlog Threshold	—	—	—	$140,000,000

(1)
The Profit Target represented values based on non-GAAP net income excluding share-based compensation expenses pursuant to ASC Topic 718 and other items that the Committee determined were unusual, non-recurring or not reflective of normal operations.

        For 2011, the Corporate Threshold Targets were met in the first, second and third quarters and, as a result, our executives were eligible to receive a bonus in those quarters, based on the achievement of their Individual Targets. The Committee determined that while the Profit Target was achieved for the fourth quarter of 2011, the Backlog Threshold for that quarter was not achieved, and therefore no bonus payments were made for the fourth quarter of 2011.

        The Committee continues to feel that the "threshold performance gate" structure better emphasizes its desire to motivate individual performance, while retaining the Company's financial performance as paramount and the primary focus of each executive's efforts.

        Individual Targets.    For the Named Executive Officers in 2011, the establishment of the Individual Targets and the determinations of achievement were made by the Committee. The Individual Targets are designed to encourage progress in, and create a strong incentive for the executive to excel in areas that are primarily within their control, while emphasizing the importance of our success by requiring achievement of the Corporate Threshold Targets before bonus eligibility.

        In 2011, the quarterly Individual Targets for our Named Executive Officers, other than Mr. Lipps, included objectives in the following areas:

  •
  Sales Objectives—bookings, sales force expansion goals, and other internal financial measurements;

  •
  Operating Objectives—implementation of information technology infrastructure, conducting training, ethics and other curriculum courses, completion of objectives by those directly reporting to the officer and improvement of internal departmental processes; and

  •
  Strategic Objectives—development of short and long-term business objectives, and evaluation of possible acquisition targets, strategic relationships and product lines.

        Each Named Executive Officer, other than Mr. Lipps, generally has on a quarterly basis between six to nine Individual Targets, or cumulatively 30 to 35 quarterly Individual Targets on an annual basis, relating to a variety of objectives, which are approved by the Committee. Each Individual Target is given a percentage weighting such that achievement of all Individual Targets corresponds to 100%

achievement of the Incentive Target. As originally set, for executives other than Mr. Lipps, each Individual Target generally is weighted between 5% and 25% of that quarter's total Incentive Target.

        With respect to Mr. Lipps, 75% of his potential bonus in each quarter of 2011 was conditioned on his direct reports' achievement of each of their Individual Targets. The Committee structured Mr. Lipps' performance bonus in this manner so as to place a significant emphasis on effectively managing and leading the executive team, while maintaining the importance of the Company's financial success as the threshold performance gate. The remaining portion of Mr. Lipps' Individual Targets included operating and/or strategic objectives in the same areas as those set for other Named Executive Officers.

        The following table sets forth the percentages of the Individual Targets achieved in each quarter of 2011, as well as the actual cash bonus earned by each Named Executive Officer based on achievement of the Individual Targets in each quarter of 2011:

	Percentage of Individual Targets Achieved				Cash Bonus for Achievement of Individual Targets(1)
Named Executive Officer	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter ($)(2)	Second Quarter ($)	Third Quarter ($)	Fourth Quarter(3) ($)
Randall A. Lipps	89%	90%	89%	75%	143,637	129,938	132,349	—
Robin G. Seim	85%	90%	75%	75%	56,814	53,663	46,060	—
J. Christopher Drew	80%	70%	70%	57%	59,323	46,305	47,231	—
Marga Ortigas-Wedekind	80%	90%	100%	77%	53,471	53,663	61,414	—
Nhat Ngo	100%	80%	100%	75%	61,795	44,100	56,779	—

(1)
The table reflects cash bonuses earned, but not paid, in each quarter of 2011. Cash bonuses under the 2010 Bonus Plan are typically paid in the quarter following the quarter in which the bonus is earned.

(2)
The cash bonus earned for achievement of Individual Targets in the first quarter includes the Profit Overachievement, as set forth below.

(3)
No bonus payments earned by the executives because the Backlog Threshold for the quarter was not achieved.

        Profit Overachievement.    The following table sets forth the percentage by which the actual profit exceeded the Profit Overachievement Target in each quarter of 2011 and the actual quarterly bonus for each Named Executive Officer associated with the Profit Overachievement:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Profit Overachievement	12.1%	—	—	—

	Actual Profit Overachievement Bonus
Named Executive Officer	First Quarter ($)	Second Quarter ($)	Third Quarter ($)	Fourth Quarter ($)
Randall A. Lipps	15,504	—	—	—
Robin G. Seim	6,132	—	—	—
J. Christopher Drew	6,403	—	—	—
Marga Ortigas-Wedekind	5,772	—	—	—
Nhat Ngo	6,670	—	—	—

        The following table sets forth, for each Named Executive Officer, the Incentive Target, earned incentive bonuses, the percentage of total Incentive Target earned and the total cash bonus earned (including Profit Overachievement) for 2011:

Named Executive Officer	2011 Incentive Target(1) ($)	Total Cash Bonus Earned for Achievement of Individual Targets(2) ($)	% of Total 2011 Incentive Target Earned(1)(3)	Total Cash Bonus Earned(4) ($)
Randall A. Lipps	586,163	390,419	67%	405,923
Robin G. Seim	242,078	150,404	62%	156,537
J. Christopher Drew	267,246	146,456	55%	152,859
Marga Ortigas-Wedekind	242,078	162,776	67%	168,548
Nhat Ngo	223,807	156,004	70%	162,674

(1)
The portions of the 2011 Incentive Targets for the first and second quarters of 2011 are based on the Named Executive Officers' salaries for 2010.

(2)
The cash bonus earned for achievement of Individual Targets does not take into account any amounts earned due to the Profit Overachievement.

(3)
The percentage of Total 2011 Incentive Target Earned does not take into account any amounts earned due to Profit Overachievement.

(4)
The total cash bonus earned includes the cash bonus earned from achievement of Individual Targets and the Profit Overachievement.

        Long-Term Performance Cash Incentive.    On February 7, 2012, the Committee approved long-term performance cash awards pursuant to the Company's 2009 Equity Incentive Plan that will vest and pay a cash bonus to each of Messrs. Lipps, Seim, Drew and Ngo, and to Ms. Ortigas-Wedekind upon the Company's achievement of certain revenue goals for the fiscal year ending December 31, 2013. For Mr. Drew and Ms. Ortigas-Wedekind, the long-term cash incentive is weighted 100% on the achievement of a specified level of revenue generated from all Omnicell product lines excluding those brought into the Company through acquisition during 2012 and 2013 ("Organic Revenue"), subject to a threshold operating margin. For Mr. Ngo, the long-term cash incentive is weighted 100% on the revenue run rate generated from acquisitions of other companies or technologies through December 31, 2013 ("Inorganic Revenue"). For Messrs. Lipps and Seim, the long-term cash incentive is weighted 2/3rds on the achievement of a specified level of Organic Revenue and 1/3rd on the achievement of a specified level of Inorganic Revenue.

        Revenue run rate for Inorganic Revenue is calculated by summing the quotients derived by dividing the actual 2013 revenue generated from each acquisition completed during the 2012 and 2013 years by the number of days that the Company owned the acquired entity in 2013 and multiplying that sum by 365.

        At threshold and maximum performance, respectively, Mr. Lipps could receive 32% and 156% of his expected 2013 base salary, Mr. Drew and Ms. Ortigas-Wedekind could receive 53% and 158% of such officer's 2013 expected base salary, Mr. Seim could receive 34% and 112% of his expected 2013 base salary and Mr. Ngo could receive 30% and 90% of his 2013 expected base salary. Performance below thresholds would result in no payouts and performance above the maximum would result in no additional payout. To be eligible for a payment under the long-term cash incentive, our executive officers must also be employed continuously by us through December 31, 2013.

  Equity Compensation.

        Overview.    Long-term equity-based compensation is intended to incentivize and retain our executive officers through the tying of our long-term financial performance to the executive officer's financial success using a mix of both time-based vesting and performance-based vesting. We believe that the combination of both time-based vesting and performance-based vesting, and shared financial success are long-term incentives that motivate our executive officers to grow revenues and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. Equity-based compensation is awarded in two components of equal value: stock options and restricted stock units that vest over time if the executive remains employed with the company; and restricted stock units that only initially vest upon the achievement of certain company performance metrics, and thereafter vest over time if the executive remains employed with the company.

        Upon commencement of employment, executives have been historically awarded initial equity grants carrying a service-based vesting condition, with 25% of the shares generally vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. On an annual basis, the Committee makes an assessment as to the size and type of additional equity awards, if any, to be given to each executive officer. Stock options are intended to provide the most substantial incentive to our executive officers to improve company performance and to positively affect stock value, while restricted stock units provide a reduction to earnings dilution and an element of long-term incentive that has greater retention value in a flat or down market. Annual awards generally vest over four years as follows: (i) 25% of the shares vesting on the anniversary of the vesting commencement date and the remainder on a monthly basis over the following 36 months thereafter in the case of stock options, (ii) semi-annually over 48 months in the case of service-based restricted stock units and (iii) 25% immediately on the date that the Committee formally certifies the Company's performance, with the remaining eligible award vesting in equal increments semi-annually over the subsequent three-year period in the case of performance-based restricted stock units. The size of the initial grant and the annual grants are determined by the Committee based upon factors including:

  •
  competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report;

  •
  the executive's level of responsibility and duties;

  •
  comparison to grant levels of other executive officers;

  •
  individual executive officer performance;

  •
  corporate performance;

  •
  the executive's prior experience, experience within his or her specific job and breadth of knowledge; and

  •
  corporate objectives for share-based compensation charges and earnings dilution.

        On an annual basis, management and the Committee establish a maximum aggregate share-based compensation expense for the executive awards, taking into consideration anticipated share-based compensation expenses for equity grants to other employees. In determining equity compensation for the executive officers, the Committee reviews the equity compensation grants over a three-year period against a three-year rolling benchmark identified in the Pearl Meyer Report with an objective of making awards at the 50th percentile (on a value basis) of the three-year period. The Committee balances this percentile objective with its commitment to stay within management's share-based expense objective in finalizing the aggregate and individual awards. Beyond reviewing the three-year award totals, the Committee does not take into consideration an executive's aggregate equity holdings or equity carrying value in determining yearly long-term equity incentive awards.

        In addition to the factors discussed above, with respect to the size of the awards on a year over year basis, the Committee also takes into consideration the following factors when determining the size and mix of the equity grants:

  •
  the combined size of the awards over a three-year period;

  •
  the effect of the awards on dilution;

  •
  our total equity compensation costs relative to total expenses; and

  •
  competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report.

        February 2011 Equity Awards.    In February 2011, the Committee decided to implement a significant change from past practices relating to executive equity grants by subjecting approximately 50% of the executive grants in 2011 to performance-based vesting in addition to time-based vesting. As in past years when setting the level of grants, the Committee took into consideration, to the extent applicable, corporate performance and individual contributions in 2010. The Committee determined that approximately half of the traditional executive officer grants would be subject to time-based vesting and approximately half would be subject to performance-based vesting. Consistent with its determination in 2010 for time-based vesting, the Committee set a ratio of approximately 50% restricted stock units and approximately 50% stock options. The ratio of time-based and performance-based vesting and the ratio of restricted stock units to stock options (for time-based vesting awards) was set based on the potential equity compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award.

        The Committee determines the actual number of stock options and restricted stock units granted to our executive officers based on the ratios above and the value of the award components as prescribed by ASC Topic 718. Historically, the value of our restricted stock units have been approximately twice the value of our option shares. Therefore, the number of restricted stock units granted for each option share equivalent is approximately half of the number of option shares that would be granted. Based on the 2011 policy described above, where the Committee recommends granting 200 option share equivalents to an executive, the executive would be granted approximately 50 option shares and 25 restricted stock units subject to time-based vesting and approximately 50 restricted stock units subject to performance-based and time-based vesting. This is reflected in the table below setting forth our 2011 equity award grants.

        The Committee reviewed, assessed and took into consideration competitive equity compensation practices for comparable positions identified in the 2010 Pearl Meyer Report. This input, and the Committee's desire to maintain equity compensation expense within the management's established objective, resulted in the Committee setting a benchmark percentile for our total equity awards of between the 45th and 60th percentile as compared to the peer group in the 2010 Pearl Meyer Report.

        Performance-based restricted stock unit awards.    Vesting for the performance-based restricted stock unit awards is based on the percentile placement of our total stockholder return among the companies listed in the Nasdaq Health Care Index (the "Index") and time-based vesting. We calculate total stockholder return based on the one year annualized rates of return reflecting price change plus reinvestment of dividends. The stock price change is calculated based on the average closing prices of the applicable company's common stock for the 20 trading days ending on the last trading day of the year prior to the date of grant as compared to the average closing prices for the 20 trading days ended on the last trading day of the year of grant. The following table shows the percent of performance-based restricted stock unit awards eligible for further time-based vesting based on our percentile placement:

Percentile Placement of Our Total Stockholder Return	Percentage of Performance-Based RSUs Awarded
Below the 35th percentile	0%
At least the 35th percentile, but below the 50th percentile	50%
At least the 50th percentile, but below the 65th percentile	100%
At least the 65th percentile, but below the 75th percentile	110% to 119%(1)
At or above the 75th percentile	120%

(1)
The actual percent of RSUs eligible for further time-based vesting is based on straight-line interpolation, where, for example, if the ranking is the 70th percentile, then the vesting percentage is 115%.

        On January 17, 2012, the Committee confirmed the percentile rank of the Company's total stockholder return based on the calculations described above and determined the number of performance-based restricted stock unit awards eligible for further time-based vesting. The Committee calculated that the Company's year-end Total Stockholder Return for 2011 was at the 76th percentile of the Index. The eligible performance-based restricted stock unit awards will therefore vest as follows: 25% of the eligible awards vested immediately on January 17, 2012, with the remaining eligible awards vesting in equal increments semi-annually over the subsequent three-year period beginning on June 15th and December 15th of the year after the date of grant and each subsequent year. Vesting is contingent upon continued service.

        The following table sets forth the equity awards granted by the Committee under the 2009 Equity Incentive Plan to our Named Executive Officers in February 2011:

Named Executive Officer	Number of Shares Underlying Option Award(1)	Number of Time-Based Restricted Stock Units(2)	Number of Performance-Based Restricted Stock Units(3)
Randall A. Lipps	36,400	18,180	43,640
Robin G. Seim	13,600	6,820	16,360
J. Christopher Drew	13,600	6,820	16,360
Marga Ortigas-Wedekind	13,600	6,820	16,360
Nhat Ngo	11,400	5,680	13,630

(1)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The exercise price of each of the stock option grants is equal to $14.10, which was the closing price of our common stock on the date of grant, February 2, 2011, as reported on The NASDAQ Global Market. Each option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, January 1, 2011, with the remainder vesting in equal monthly installments over the following 36 months. Vesting is contingent upon continued service to the Company.

(2)
Time-based vesting restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vests as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, January 1, 2011. Vesting is contingent upon continued service to the Company.

(3)
Performance-based restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance-based restricted stock unit awards" above. The number of shares reflects 100% of the shares that are eligible to vest based on the Company having met both the threshold achievement metric and the full overachievement metric as determined by the Committee on January 17, 2012 (as rounded up by the Committee) and as described in "Performance-based restricted stock unit awards" above.

          February 2012 Equity Awards.    In February 2012, the Committee approved executive equity grants with approximately 50% subject to performance-based vesting and 50% subject to time-based vesting. As in past years when setting the level of grants, the Committee took into consideration, to the extent applicable, corporate performance and individual contributions in 2011. Consistent with its determination in 2010 and 2011 for time-based vesting, the Committee set a ratio of approximately 50% restricted stock units and approximately 50% stock options. The ratio of time-based and performance-based vesting and the ratio of restricted stock units to stock options (for time-based vesting awards) was set based on the potential equity compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award.

          For the February 2012 equity awards, the Committee determined the actual number of stock options and restricted stock units granted to our executive officers based on the ratios and value of the awards in the same manner used in 2011 and described in "February 2011 Equity Awards" above. This is reflected in the table below setting forth our 2012 equity award grants.

          As with the 2011 grants, the Committee reviewed, assessed and took into consideration competitive equity compensation practices for comparable positions identified in the 2011 Pearl Meyer Report. This input, and the Committee's desire to maintain equity compensation expense within the management's established objective, resulted in the Committee setting a benchmark percentile for our total equity awards of between the 35th and 65th percentile as compared to the peer group in the 2011 Pearl Meyer Report.

          Performance-based restricted stock unit awards.    Similar to the 2011 grants, vesting for the performance-based restricted stock unit awards is based on the percentile placement of our total stockholder return among the companies listed in the Index and time-based vesting. We calculate total stockholder return based on the one year annualized rates of return reflecting price change plus reinvestment of dividends. The stock price change is calculated based on the average closing prices of the applicable company's common stock for the 20 trading days ending on the last trading day of the year prior to the date of grant as compared to the average closing prices for the 20 trading days ended on the last trading day of the year of grant. The following table shows the percent of performance-based restricted stock units awards eligible for further time-based vesting based on our percentile placement:

Percentile Placement of Our Total Stockholder Return	Percentage of Performance-Based RSUs Awarded
Below the 35th percentile	0%
At least the 35th percentile, but below the 50th percentile	50%
At or above the 50th percentile	100%

          After the last trading day of 2012, the Committee will determine the percentile rank of the Company's total stockholder return and the number of performance-based restricted stock unit awards eligible for further time-based vesting. The eligible performance-based restricted stock unit awards will vest as follows: 25% of the shares on the date of the Committee meeting in 2013 when the Committee reviews the performance-based metrics and determines if they were met or not, with the remaining shares vesting on a semi-annual basis over a period of 36 months commencing on June 15, 2013 if the Company meets certain stock performance objectives compared to the Index. The actual number of shares that vest may be 0% to 100% of the numbers reflected above, depending upon the Company's performance. Vesting is contingent upon continued service.

          The following table sets forth the equity awards granted by the Committee under the 2009 Equity Incentive Plan to our Named Executive Officers in February 2012:

Named Executive Officer	Number of Shares Underlying Option Award(1)	Number of Time-Based Restricted Stock Units(2)	Number of Performance-Based Restricted Stock Units(3)
Randall A. Lipps	42,500	21,250	42,500
Robin G. Seim	18,750	9,380	18,750
J. Christopher Drew	20,000	10,000	20,000
Marga Ortigas-Wedekind	18,750	9,380	18,750
Nhat Ngo	12,500	6,250	12,500

(1)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The exercise price of each of the stock option grants is equal to $16.70, which was the closing price of our common stock on the date of grant, February 7, 2012, as reported on The NASDAQ Global Market. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, February 7, 2012, with the remainder vesting in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(2)
Time-based vesting restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, February 7, 2012. Vesting is contingent upon continued service.

(3)
Performance-based restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance-based restricted stock unit awards" above.

Other Benefits

        Severance and Change of Control Benefits.    Our executive officers are entitled to certain severance and change of control benefits pursuant to our 2006 Executive Change of Control Benefit Plan and 2007 Severance Benefit Plan. The terms of the 2006 Executive Change of Control Benefit Plan and the 2007 Severance Benefit Plan are described in more detail below in the sections entitled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control."

        Other Benefits.    We believe that establishing a competitive benefit package consistent with companies with which we compete for employees is an important factor in attracting and retaining talented employees. Thus, we provide our executive officers with employee benefits on the same basis as offered to our full time non-executive employees, including health and dental insurance, supplemental life insurance, short- and long-term disability and a 401(k) plan.

        Perquisites.    The Committee believes that perquisites and other personal benefits should be modest and reasonable and consistent with our desire to enhance the executive's work effectiveness and to otherwise facilitate a balance of his or her personal and work requirement trade-offs. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers. For 2011, the Committee decided to eliminate all perquisites and perquisite-related tax-gross-ups, in favor of providing executive officers with an annual perquisite allowance. We believe that a perquisite allowance allows us to maintain the competitiveness of our compensation package and, by not adding the allowance to salary, we do not increase our bonus payouts, cost of severance or other elements of pay. Beginning in 2011, we provide each executive officer with an annual perquisite allowance of $6,000, or in the case of Mr. Lipps, an allowance of $40,000. The allowance may be used by the executive officer in his or her discretion for financial planning fees, health club memberships, or any other appropriate perquisite, and will not be grossed up for tax purposes.

        Tax and Accounting Implications.    Our equity-based compensation policies have been impacted by ASC Topic 718. We have selected a "modified prospective" transition method using the Black-Scholes-Merton option-price method for determining and recording the fair value of share-based award compensation costs. We estimate the fair value of our employee stock awards at the date of grant using certain subjective assumptions, such as expected volatility, based on the historical market price of our stock, and the expected term of the awards, based on our historical experience of employee stock option exercises including forfeitures. Our valuation assumptions used in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period. The Committee considers the financial effect of equity compensation awards in determining both the size and type of awards its grants to our executive officers.

        Our compensation policies are also impacted by Section 162(m) of the Code, which denies us a business expense deduction to the extent that compensation paid to any of the executive officers exceeds $1 million, unless the compensation qualifies as "performance-based." The Committee considers the deductibility of compensation under Section 162(m) when setting the Named Executive Officers' compensation. We believe that compensation paid in 2011 under our 1999 Equity Incentive Plan and 2009 Equity Incentive Plan to our Named Executive Officers, other than our Chief Executive Officer, is fully deductible for federal income tax purposes. However, the Committee retains discretion to approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for executive officers. The Committee will continue to evaluate the advisability and practicality of qualifying its executive compensation for such tax deductibility.

Compensation Committee Report(1)

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the "CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE
Randy D. Lindholm, Chair Gary S. Petersmeyer Donald C. Wegmiller

(1)
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

        The following table shows for the fiscal years ended December 31, 2011, 2010 and 2009 compensation awarded to or paid to, or earned by the Named Executive Officers:

SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Randall A. Lipps	2011	468,930	769,014	235,253	405,923	(3)	40,000	(4)	1,919,120
Chairman, President and	2010	456,500	474,352	499,200	517,131		40,868	(5)	1,988,051
Chief Executive Officer	2009	407,000	193,538	639,171	446,798		30,509	(6)	1,717,016
Robin G. Seim	2011	268,975	288,486	87,897	156,537	(3)	—		801,895
Chief Financial Officer and	2010	261,750	177,882	187,200	228,864		—		855,696
Vice President Finance,	2009	233,100	82,378	272,057	193,873		—		781,408
Administration and Manufacturing
J. Christopher Drew	2011	296,940	288,486	87,897	152,859	(3)	31,000	(7)	857,182
Senior Vice President,	2010	294,000	88,941	93,600	221,801		—		698,342
Field Operations	2009	273,300	82,378	272,057	249,424		—		877,159
Marga Ortigas-Wedekind	2011	268,975	288,486	87,897	168,548	(3)	—		813,906
Vice President, Global Marketing	2010	258,750	237,176	249,600	206,511		—		952,037
and Product Development	2009	233,692	31,920	262,224	191,660		—		719,496
Nhat Ngo	2011	248,675	240,264	73,678	162,674	(3)	—		725,291
Vice President, Strategy	2010	243,750	148,235	156,000	198,265		—		746,250
and Business Development	2009	240,000	4,962	16,389	197,910		—		459,261

(1)
The dollar amounts represent the grant date fair values of options and restricted stock units calculated in accordance with ASC Topic 718 using (i) the Black-Scholes-Merton model for options, (ii) the product of the number of shares granted and the closing market price of our common stock on the grant date for time-based restricted stock units, and (iii) the average of trial-specific values of the award over each of one million Monte Carlo trials for performance restricted stock units, and the assumptions outlined in the Notes to Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2011, 2010 and 2009.

(2)
This column sets forth the actual cash bonus award earned for the years ended December 31, 2011, 2010 and 2009 for each Named Executive Officer.

(3)
The 2011 target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2011 under the 2010 Bonus Plan is set forth in the "Grants of Plan-Based Awards in Fiscal 2011" table below. The amounts set forth represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2011. For more information regarding the 2010 Bonus Plan and the performance-based cash bonus awards granted thereunder, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2011 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2011 Determinations—Cash Compensation—2011 Targets and Bonus Determinations."

(4)
Consists of $40,000 annual perquisite allowance paid by Omnicell in 2011.

(5)
Consists of the following amounts paid by Omnicell in 2010: $18,327 for personal travel expense/airfare for Mr. Lipps' spouse, $1,748 for personal financial or tax advice and $20,793 in life insurance premiums.

(6)
Consists of the following amounts paid by Omnicell in 2009: $4,824 for personal financial or tax advice, $24,806 in life insurance premium and $879 for airline club membership.

(7)
Consists of the following amounts paid by Omnicell in 2011: $25,000 cash bonus for services rendered and $6,000 annual perquisite allowance.

GRANTS OF PLAN-BASED AWARDS

        The following table shows for the fiscal year ended December 31, 2011, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target(1)(2) ($)	All Other Stock Awards: Number of Units of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Randall A. Lipps	—	586,163	—		—		—	—
	02/02/2011	—	18,180	(4)	—		—	256,338
	02/02/2011	—	36,360	(5)	—		—	512,676
	02/02/2011	—	—		36,400	(6)	14.10	235,253
Robin G. Seim	—	242,078	—		—		—	—
	02/02/2011	—	6,820	(4)	—		—	96,162
	02/02/2011	—	13,640	(5)	—		—	192,324
	02/02/2011	—	—		13,600	(6)	14.10	87,897
J. Christopher Drew	—	267,246	—		—		—	—
	02/02/2011	—	6,820	(4)	—		—	96,162
	02/02/2011	—	13,640	(5)	—		—	192,324
	02/02/2011	—	—		13,600	(6)	14.10	87,897
Marga Ortigas-Wedekind	—	242,078	—		—		—	—
	02/02/2011	—	6,820	(4)	—		—	96,162
	02/02/2011	—	13,640	(5)	—		—	192,324
	02/02/2011	—	—		13,600	(6)	14.10	87,897
Nhat Ngo	—	223,807	—		—		—	—
	02/02/2011	—	5,680	(4)	—		—	80,088
	02/02/2011	—	11,360	(5)	—		—	160,176
	02/02/2011	—	—		11,400	(6)	14.10	73,678

(1)
This column sets forth the target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2011 under the 2010 Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2011 for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2011. For more information regarding the 2010 Bonus Plan and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance-Based Bonus." Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Under Omnicell's bonus plans, if the Company does not achieve its Corporate Threshold Targets the Named Executive Officers are not entitled to a cash bonus award. In addition, there is no specific maximum possible payout under the bonus plans and each Named Executive Officer is entitled to a payout equal to the percentage by which actual profit exceeds the Profit Overachievement Target for the quarter. For more information regarding Omnicell's bonus plans and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance-Based Bonus."

(3)
The dollar amounts in this column represent the grant date fair value calculated in accordance with ASC Topic 718 using (i) the Black-Scholes-Merton model for options, (ii) the product of the number of shares granted and the closing market price of our common stock on the grant date for time-based restricted stock units, and (iii) the average of trial-specific values of the award over each of one million Monte Carlo trials for performance restricted stock units, and the assumptions outlined in Note 16 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

(4)
Time-based vesting restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, January 1, 2011. Vesting is contingent upon continued service.

(5)
Performance-based restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance-based restricted stock unit awards" above. The number of shares reflects 100% of the shares that would vest if the Company meets the full achievement metric without achieving the overachievement metric as described in "Performance-based restricted stock unit awards" above. Because the full overachievement metric described in "Performance-based restricted stock unit awards" above was met, the following number of performance-based restricted stock units are eligible for vesting (as rounded by the Committee): Mr. Lipps, 43,360, Mr. Seim, 16,360, Mr. Drew, 16,360, Ms. Ortigas-Wedekind, 16,360 and Mr. Ngo, 13,360.

(6)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year following the vesting commencement date and 1/48th of the shares in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        Employment Agreements.    Each of our executive officers is an "at-will employee." The following Named Executive Officers have entered into written employment agreements with us:

        Robin G. Seim, Chief Financial Officer and Vice President, Finance, Administration, and Manufacturing.    Mr. Seim entered into an employment agreement with Omnicell dated November 28, 2005, and amended December 2010. The primary elements covered in Mr. Seim's employment agreement include: an initial monthly salary of $18,333.34, an annual equivalent of $220,000; a stock option grant to purchase up to 190,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan. Mr. Seim's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        Marga Ortigas-Wedekind, Vice President, Global Marketing and Product Development.    Ms. Ortigas-Wedekind entered into an employment agreement with Omnicell dated January 12, 2009, and amended December 2010. The primary elements covered in Ms. Ortigas-Wedekind's employment agreement include: an initial monthly salary of $20,000, an annual equivalent of $240,000; a stock option grant to purchase up to 60,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan.

        Nhat Ngo, Vice President, Strategy and Business Development.    Mr. Ngo entered into an employment agreement with Omnicell dated October 17, 2008, and amended December 2010. The primary elements covered in Mr. Ngo's employment agreement include: an initial monthly salary of $20,000, an annual equivalent of $240,000; a stock option grant to purchase up to 60,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan.

        We do not have employment agreements with Randall A. Lipps, President and Chief Executive Officer, or J. Christopher Drew, Senior Vice President, Field Operations. Please see the Compensation Discussion and Analysis above for more information regarding the elements of our compensation program and arrangements for our Named Executive Officers.

        Quarterly Cash Bonus Awards.    The 2010 Bonus Plan provided for quarterly cash bonus awards to reward executive officers for performance in the prior fiscal quarter. For more information regarding Omnicell's 2010 Bonus Plan, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2011 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2011 Determinations—Cash Compensation—2011 Targets and Bonus."

        Equity Compensation Awards.    Consistent with its practices for awarding stock options described in the Compensation Discussion and Analysis above, the Committee approved equity compensation awards in the form of stock options and restricted stock units to each of the Named Executive Officers in February 2011 and February 2012. For more information regarding our equity compensation awards, please see the section of the Compensation Discussion and Analysis titled "Elements of Compensation and 2011 Determinations—Equity Compensation." In addition, the Named Executive Officers' equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event of a change of control. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event of a change of control, see the sections titled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control" below.

        Other Benefits.    For a description of the other elements of our executive compensation program, see the section "Other Benefits" in the Compensation Discussion and Analysis above.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table shows for the fiscal year ended December 31, 2011, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
Randall A. Lipps	3,756	(1)	0		3.03	12/20/2012	6,094	(4)	100,673	(7)
	178,338	(1)	0		10.75	12/01/2014	20,000	(5)	330,400	(7)
	150,000	(1)	0		10.58	12/07/2015	13,635	(5)	225,250	(7)
	140,000	(1)	0		20.95	02/07/2017	36,360	(6)	600,667	(7)
	48,958	(2)	1,042	(2)	17.95	02/06/2018
	106,640	(2)	39,610	(2)	7.94	02/04/2019
	38,333	(3)	41,667	(3)	12.48	02/03/2020
	0	(3)	36,400	(3)	14.10	02/02/2021
Robin G. Seim	81,733	(1)	0		11.58	02/01/16	5,115	(5)	84,500	(7)
	40,000	(1)	0		20.95	02/07/17	7,500	(5)	123,900	(7)
	17,135	(2)	365	(2)	17.95	02/06/18	2,594	(4)	42,853	(7)
	6,485	(2)	16,860	(2)	7.94	02/04/19	13,640	(6)	225,333	(7)
	14,375	(3)	15,625	(3)	12.48	02/03/20
	0	(3)	13,600	(3)	14.10	02/02/21
J. Christopher Drew	1,708	(1)	0		5.15	05/02/2012	5,115	(5)	84,500	(7)
	7,081	(1)	0		5.15	05/02/2012	3,750	(5)	61,950	(7)
	25,446	(1)	0		5.20	04/18/2013	2,594	(4)	42,853	(7)
	2,000	(1)	0		7.00	05/21/2013	13,640	(6)	225,333	(7)
	50,000	(1)	0		10.00	07/02/2013
	100,000	(1)	0		10.75	12/01/2014
	50,000	(1)	0		10.41	01/05/2015
	100,000	(1)	0		10.58	12/07/2015
	50,000	(1)	0		20.95	02/07/2017
	22,031	(2)	469	(2)	17.95	02/06/2018
	45,390	(2)	16,860	(2)	7.94	02/04/2019
	7,187	(3)	7,813	(3)	12.48	02/03/2020
	0	(3)	13,600	(3)	14.10	02/02/2021
Marga Ortigas-Wedekind	12,700	(2)	16,250	(2)	7.94	02/04/19	5,115	(5)	84,500	(7)
	6,583	(3)	20,834	(3)	12.48	02/03/20	10,000	(5)	165,200	(7)
	0	(3)	13,600	(3)	14.10	02/02/21	1,125	(5)	18,585	(7)
							13,640	(6)	225,333	(7)
Nhat Ngo	47,500	(2)	12,500	(2)	10.22	11/15/2018	2,000	(4)	33,040	(7)
	2,734	(2)	1,016	(2)	7.94	02/04/2019	157	(4)	2,594	(7)
	11,979	(3)	13,021	(3)	12.48	02/03/2020	6,250	(5)	103,250	(7)
	0	(3)	11,400	(3)	14.10	02/02/2021	4,260	(5)	70,375	(7)
							11,360	(6)	187,667	(7)

(1)
Stock options were granted pursuant to Omnicell's 1992 Incentive Stock Plan, 1995 Management Stock Option Plan, 1999 Equity Incentive Plan or 2003 Equity Incentive Plan. The shares are fully vested.

(2)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(3)
Stock options were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(4)
Stock awards were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(5)
Stock awards were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(6)
Performance-based restricted stock units were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance based restricted stock unit awards" above.

(7)
The dollar amount is calculated based upon $16.52 per share, the closing price of Omnicell's stock on December 30, 2011.

 OPTION EXERCISES AND STOCK VESTED

        The following table shows certain information regarding option exercises and stock vested during the fiscal year ended December 31, 2011 with respect to the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Randall A. Lipps	1,160	11,061
	940	10,956
	2,677	24,321
	7,220	68,843
	1,160	10,008
	940	10,103
	2,676	21,884
	7,220	62,293
	2,407	10,230
	2,407	10,230
	2,407	11,340
	1,160	11,831
	940	11,580
	7,220	73,641
	2,407	10,470
	1,160	11,511
	940	11,320
	7,220	71,643
	2,407	13,166
	1,160	12,863
	940	12,417
	7,220	80,064
	2,407	13,809
	1,160	13,104
	940	12,611
	7,220	81,559
	1,203	8,120
	1,203	8,120
	1,160	10,456
	939	10,455
	7,220	65,079
	2,407	10,230
	2,407	10,251
	1,159	11,223
	939	11,097
	7,223	69,942
			2,272	33,171
			5,000	73,000
			3,047	44,486
			3,125	45,625
			3,047	50,336
			2,273	37,550
			5,000	82,600
			3,125	51,625

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robin G. Seim	31,124	219,735
	7,781	58,591
			852	12,439
			1,875	27,375
			1,297	18,936
			1,094	15,972
			1,875	30,975
			1,297	21,426
			1,094	18,073
			853	14,092
J. Christopher Drew	2,500	24,159
	5,000	40,319
			852	12,439
			937	13,680
			1,297	18,936
			1,406	20,528
			1,407	23,244
			853	14,092
			938	15,496
			1,297	21,426
Marga Ortigas-Wedekind	50	251
	750	6,353
	83	169
	6,000	12,030
	750	4,635
	750	4,170
	833	850
	400	1,008
	400	1,008
	150	1,059
	150	1,059
	100	279
	750	5,198
	150	1,059
	100	252
	150	1,061
	750	5,303
	667	2,001
	271	824
	750	4,140
	750	5,018
	937	2,802
	100	299
	150	1,277
	100	426
	150	1,286
	750	6,705
	200	1,004
	50	251
	50	251
	50	251
	200	1,004

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	75	717
	75	717
	75	717
	75	717
	75	717
	75	717
	75	717
	75	717
	75	717
	75	717
	750	4,830
	750	4,845
	938	2,945
	100	252
	150	1,059
	750	5,250
	100	259
	150	1,194
	750	5,970
	854	1,734
			852	12,439
			2,500	36,500
			375	5,475
			375	6,195
			2,500	41,300
			853	14,092
Nhat Ngo			1,000	16,520
			78	1,289
			710	11,729
			1,563	25,821
			710	10,366
			1,562	22,805
			78	1,139
			1,000	14,600

(1)
The value realized on exercise is equal to the difference between the fair market value of Omnicell common stock at exercise and the option's exercise price, multiplied by the number of shares for which the option was exercised.

(2)
The value realized on vesting is equal to the closing price of Omnicell common stock on the vesting date, multiplied by the number of shares that vested.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

        We believe an important part of our executive compensation package and a factor in attracting and retaining talented executives is the severance and change of control benefits we provide to our executives. In 2006, we adopted the Executive Change of Control Benefit Plan and, in 2007, we adopted a Severance Benefit Plan. In addition, certain of our Named Executive Officers have individual severance and change of control agreements with the Company.

  2006 Executive Change of Control Benefit Plan

        Our executive officers have been provided certain severance and change in control benefits pursuant to our 2006 Executive Change of Control Benefit Plan (the "2006 Change of Control Plan"). The 2006 Change of Control Plan provides that, in the event of (i) a change of control of Omnicell (as defined in the 2006 Change of Control Plan), and (ii) termination without cause or constructive termination of an officer's employment with Omnicell (as defined in the 2006 Change of Control Plan) or its successor within 12 months of such change of control, such officer shall be entitled to receive (a) severance pay, in a lump sum, equivalent to 12 months' salary at such officer's base rate of pay in effect immediately prior to such termination and (b) full acceleration of any outstanding unvested stock options granted to such officer, provided, in each case, that such officer executes Omnicell's standard waiver and release agreement.

  2007 Severance Benefit Plan

        In January 2007, the Compensation Committee adopted the Severance Benefit Plan, as amended in May 2007 (the "2007 Severance Plan") that applies to full time regular employees of Omnicell, including our Named Executive Officers. The 2007 Severance Plan provides for the payment of certain benefits to an employee if (i) an employee's employment with us is involuntarily terminated by us without Cause (as such term is defined in the 2007 Severance Plan), or (ii) an employee's employment with us is terminated as a result of a reduction in force, or (iii) an employee is selected by the Plan Administrator (as such term is defined in the 2007 Severance Plan) in its sole discretion to receive the benefits set forth in the Plan in the event of the employee's termination. Employees that fit within one of the categories described above are considered "Eligible Employees" (as defined in more detail in the 2007 Severance Plan). Any executive who has executed an individually negotiated employment contract or agreement with us relating to severance benefits that is in effect on his or her termination must choose whether they wish to receive severance benefits under their individually negotiated employment contract or the 2007 Severance Plan. If they opt to receive severance benefits under their individually negotiated employment contracts, participation in the 2007 Severance Plan is superseded.

        Cash Severance Benefit—Our Executive Officers who are considered Eligible Employees under the plan are entitled to receive a cash severance benefit in a lump sum equal to 12 months of Base Salary (as such term is defined in the 2007 Severance Plan) and an additional two months of Base Salary for each five years of service to Omnicell.

        Continued Group Health Plan Benefits—In the event the Eligible Employee timely elects continued coverage of a health, dental or vision plan sponsored by us under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), we will reimburse the Eligible Employee for the same portion of the Eligible Employee's premiums for COBRA continuation coverage (including coverage for the Eligible Employee's eligible dependents) that we paid for the Eligible Employee's active employee coverage under our group health plans, for an equal number of months as the cash severance benefit described above.

        Outplacement Assistance—Eligible Employees shall be entitled to outplacement assistance, the scope of which shall be determined by the Company in our sole discretion.

        We may, in our sole discretion, provide benefits in addition to those benefits set forth in the 2007 Severance Plan. In addition, we, in our sole discretion, have the authority to reduce an Eligible Employee's severance benefits, in whole or in part.

  Executive Severance Arrangements

        Robin G. Seim.    Pursuant to his employment agreement with us dated November 28, 2005, and amended December 2010 (the "Seim Agreement"), upon an Acquisition of the Company (as defined in the Seim Agreement) and either: (i) a termination without Cause (as defined in the Seim Agreement), (ii) the material reduction in responsibilities without Cause and Mr. Seim has a separation of service from the Company or (iii) the change in principal location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties and Mr. Seim has a separation of service from the Company, Mr. Seim will receive 12 months' salary at his base rate of pay in effect immediately prior to the occurrence described above. In addition, the unvested portion of each stock option granted to Mr. Seim under our equity incentive plans shall accelerate and immediately become fully-vested and exercisable. The foregoing terms are equivalent to the terms offered to each executive officer pursuant to the 2006 Change of Control Plan described above. In the event Mr. Seim's employment is terminated by Omnicell without Cause, Mr. Seim will be entitled to receive a one-time payment equal to six months' salary calculated at his base rate of pay in effect immediately prior to termination.

Potential Payments Upon Termination or Change of Control

        The amount of compensation and benefits payable to each Named Executive Officer in various termination situations has been estimated in the table below, which describes the potential payments and benefits upon employment termination for each executive as if his or her employment had terminated as of December 30, 2011, the last business day of Omnicell's fiscal year. See "—Severance and Change of Control Arrangements" above for a description of the compensation and benefits payable to the Named Executive Officers in certain termination situations. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the Named Executive Officer's employment with us.

	No Change in Control Involuntary Termination without Cause or qualified as "Eligible Employee"						Change in Control Involuntary Termination without Cause or constructive termination
Named Executive Officer	Base Salary ($)		Stock Option Vesting Acceleration ($)	COBRA Premiums ($)		Total ($)	Base Salary(1) ($)	Stock Option Vesting Acceleration(2) ($)	COBRA Premiums ($)	Total ($)
Randall A. Lipps	714,000	(3)	—	33,866	(3)	747,866	476,000	596,276	—	1,072,276
Robin G. Seim	318,500	(4)(5)	—	23,624	(5)	342,124	273,000	240,696	—	513,696
J. Christopher Drew	450,000	(3)	—	33,866	(3)	483,866	300,000	209,135	—	509,135
Marga Ortigas-Wedekind	273,000		—	22,577		295,577	273,000	256,506	—	529,506
Nhat Ngo	252,000		—	22,577		274,577	252,000	167,660	—	419,660

(1)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive severance pay equivalent to 12 months' salary at such officer's base rate of pay in effect immediately prior to such termination.

(2)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive full acceleration of any outstanding unvested stock options granted to such executive officer. The dollar amounts in this column represents the difference in the closing price of Omnicell common stock on December 30, 2011 ($16.52) with respect to the outstanding unvested option shares as of December 30, 2011, minus the exercise price of the outstanding unvested option shares.

(3)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months' salary and COBRA premium reimbursement as severance, Messrs. Lipps and Drew would each receive an additional six months of salary and COBRA reimbursement due to their tenure with us.

(4)
Pursuant to the terms of the 2007 Severance Plan, Mr. Seim may opt to take severance under the 2007 Severance Plan or under his employment agreement, but not both. Because the terms of the 2007 Severance Plan are generally more advantageous than those in his individual employment agreement, the above numbers reflect Mr. Seim opting to take severance under the 2007 Severance Plan.

(5)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months' salary and COBRA premium reimbursement as severance, Mr. Seim would receive an additional two months of salary and COBRA premium reimbursement due to his tenure with us.

RISK ANALYSIS OF OUR COMPENSATION PLANS

        The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. The Compensation Committee believes that the balance of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. While the Compensation Committee regularly evaluates its compensation programs, the Compensation Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

DIRECTOR COMPENSATION

        We believe it is essential for our long-term success to attract highly talented candidates for our Board. Commensurate with this philosophy, the Board compensates its non-employee directors primarily with long-term equity-based compensation and also provides each with a cash fee on a quarterly basis. In 2010, the Board authorized the Compensation Committee to engage Pearl Meyer to assist in reviewing the compensation of our non-employee directors, including providing the Board with an updated report and benchmarking analysis of our non-employee director compensation relative to the peer companies identified in the Pearl Meyer Report. As part of its engagement, Pearl Meyer provided the Compensation Committee with a report summarizing the benchmarking analysis (the "Pearl Meyer Director Compensation Report").

        After review and discussion of the Pearl Meyer Director Compensation Report, and upon recommendation by the Compensation Committee, the Board determined that the annual equity compensation for Board service was slightly higher than the targeted 75th percentile and the compensation paid to most of the committee chairs and committee members was lower than the targeted percentile and revised the compensation arrangement for non-employee directors in 2010 to make the levels of total compensation and individual compensation more consistent with the compensation being received by non-employee directors in the peer group.

        After review and discussion on February 2, 2010, the Compensation Committee recommended, and the Board approved maintaining Board of Director compensation at 2010 levels for 2011, as described below. The Compensation Committee is evaluating Board of Director compensation for 2012, but no recommendation to the Board has been made as of the date of this proxy statement.

  •
  Each non-employee member of the Board shall continue to receive cash compensation in the amount of $10,000 per quarter at the time of each quarterly Board meeting and are eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

  •
  The initial option grants provided to new directors is a grant valued at $150,000 as of the date of grant (the "Initial Stock Option Grant"). The Initial Stock Option Grant will vest as to 1/3rd of the shares on each anniversary of the date of grant.

  •
  Each non-employee member of the Board continuing his or her service on the Board following the annual meeting of stockholders shall receive a restricted stock grant valued at $95,000 as of the date of grant (the "Annual Restricted Stock Grant"). The Annual Restricted Stock Grant is granted at the time of the annual meeting of stockholders following the first anniversary of the Initial Option Grant and each year thereafter. The Annual Restricted Stock Grant shall vest in full on the date of the following annual meeting, so long as the recipient remains a director until such date.

  •
  The Chairperson of the Audit Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $40,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Audit Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the as the recipient remains a director until such date.

  •
  The Chairperson of the Corporate Governance Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $23,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Corporate Governance Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $15,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the as the recipient remains a director until such date.

  •
  The Chairperson of the Compensation Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $28,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Compensation Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the recipient remains a director until such date.

  •
  The Independent Lead Director will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $35,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the recipient remains a director until such date.

        The table below summarizes, for the fiscal year ended December 31, 2011, certain information with respect to the compensation of all non-employee directors of Omnicell. Mr. Lipps, our Chairman and Chief Executive Officer, did not receive compensation for serving on the Board.

 DIRECTOR COMPENSATION FOR FISCAL 2011

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compensation ($)		Total ($)
Mary E. Foley	40,000	109,987	—	—		149,987
James T. Judson	40,000	114,988	—	—		154,988
Randy D. Lindholm	40,000	122,990	—	—		162,990
Gary S. Petersmeyer	40,000	114,988	—	1,007	(4)	155,995
Donald C. Wegmiller	40,000	149,983	—	—		189,983
Sara J. White	40,000	137,980	—	—		177,980
Joseph E. Whitters	40,000	134,994	—	—		174,994
William H. Younger, Jr.	40,000	109,987	—	—		149,987

(1)
The dollar amounts in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718 and the assumptions outlined in Note 16 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 11, 2011.

(2)
The aggregate number of shares subject to outstanding stock awards granted in 2011 for each of the directors listed in the table above was as follows: Ms. Foley, 7,477; Mr. Judson, 7,817; Mr. Lindholm, 8,361; Mr. Petersmeyer, 7,817; Mr. Wegmiller, 10,196; Ms. White, 9,380; Mr. Whitters, 9,177 and Mr. Younger, 7,477.

(3)
No options were granted to the individuals in the table in 2011, however, the aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2011 was as follows: Ms. Foley, 42,241; Mr. Judson, 150,841; Mr. Lindholm, 42,161; Mr. Petersmeyer, 25,000; Mr. Wegmiller, 137,924; Ms. White, 65,341; Mr. Whitters, 85,841 and Mr. Younger, 11,250.

(4)
Reflects $1,007 provided to Mr. Petersmeyer to cover his tax liability for the value of one personal domestic trip on an aircraft leased by the Company. Mr. Petersmeyer joined Mr. Lipps, who was traveling on Omnicell business, on the chartered flight.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2011 regarding our 1997 Employee Stock Purchase Plan, 1999 Equity Incentive Plan and 2009 Equity Incentive Plan, each of which has been approved by our stockholders, as well as our 2003 Equity Incentive Plan, which was not approved by our stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,810,908	(1)	13.51	4,460,647	(2)
Equity compensation plans not approved by security holders	269,687	(3)	11.02	0
Total	5,080,595		13.36	4,460,647

(1)
Includes 3,275,351 shares subject to outstanding awards pursuant to our 1999 Equity Incentive Plan and 1,535,557 shares subject to outstanding awards pursuant to the 2009 Equity Incentive Plan. Since the stockholder's adoption of our 2009 Equity Incentive Plan in May 2009, no further awards have been or will be granted pursuant to the 1999 Equity Incentive Plan and any outstanding stock awards from the 1999 Equity Incentive Plan that are forfeited or cancelled will be returned to the 2009 Equity Incentive Plan.

(2)
Includes 1,926,560 shares available for purchase pursuant to the 1997 Employee Stock Purchase Plan.

(3)
Represents outstanding awards pursuant to 2003 Equity Incentive Plan. Since the stockholder's adoption of our 2009 Equity Incentive Plan, no further awards have been or will be granted pursuant to the 2003 Equity Incentive Plan and any outstanding awards from the 2003 Equity Incentive Plan that are forfeited or cancelled have been or will be returned to the 2009 Equity Incentive Plan.

2003 Equity Incentive Plan

        In April 2003, Omnicell's Board adopted the 2003 Equity Incentive Plan (the "2003 Plan"). A total of 500,000 shares of common stock were initially reserved for issuance under the 2003 Plan and Omnicell currently has options outstanding to purchase 273,059 shares under the 2003 Plan. No shares remain available for issuance under the 2003 Plan and no further awards will be granted pursuant to the 2003 Plan. The 2003 Plan provided for the issuance of non-qualified options, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. Options granted under the 2003 Plan must have an exercise price of not less than 70% of the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter. Options under the 2003 Plan generally expire ten years from the date of grant.

        If Omnicell sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2003 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Practices

        Our executive officers and directors are only permitted to enter into a material transaction or agreement with the Company with the prior consent of the Corporate Governance Committee of the Board. In approving or rejecting the proposed transaction or agreement, the Corporate Governance Committee considers the relevant facts and circumstances available, including, but not limited to the risks, the costs and the benefits to Omnicell, the terms of the transaction or agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. The Corporate Governance Committee approves only those transactions or agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Corporate Governance Committee determines in the good faith exercise of its discretion. The Corporate Governance Committee has adopted a written Related-Person Transaction Policy that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Omnicell, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. Other than with respect to the entry into indemnity agreements and compensation related arrangements, there have been no transactions since January 1, 2011, and there are no currently proposed transactions, in which Omnicell was or is a participant and the amount involved exceeds $120,000, in which any related person had or will have a direct or indirect material interest.

        The Board noted that Mr. Moore, a nominee for the board, served as the President and Chief Executive Officer of Resource Optimization & Innovation, LLC ("ROi"), the supply chain division of Mercy Health ("Mercy"), from July 2006 until April 2011, and has served as Senior Vice President, Operations, of Mercy since April 2011. Effective December 31, 2009, we entered into a group purchasing organization (GPO) agreement with ROi, whereby we agreed to provide products and services to ROi's members, including hospitals within Mercy. We recorded revenue from Mercy of approximately $1.05 million, $3.43 million and $4.62 million for the years ended December 31, 2009, 2010 and 2011, respectively. The Board determined that Mr. Moore did not derive any direct or indirect material benefit from the agreement with ROi and believes that the agreement is in Omnicell's best interest and on terms no less favorable than could be obtained from other third party group purchasing organizations.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Omnicell stockholders will be "householding" our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in

"householding" and would prefer to receive a separate set of Annual Meeting materials, please (1) notify your broker, (2) direct your written request to Investor Relations, Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043 or (3) contact Omnicell's Investor Relations department at (650) 251-6437. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

April 12, 2012

        A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2011 is available without charge upon written request to: Omnicell, Inc., Attn: Corporate Secretary, 1201 Charleston Road, Mountain View, California 94043.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01FRBC 1 U PX + Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal No. 1 below and FOR Proposals Nos. 2 and 3 below. Change of Address — Please print new address below. 01 - Randall A. Lipps 02 - Joseph E. Whitters 03 - Vance B. Moore 1. Proposal to elect Class II Directors to hold office until the 2015 Annual Meeting of Stockholders: For Withhold For Withhold For Withhold For Against Abstain 2. Say on Pay - An advisory vote to approve named executive officer compensation. For Against Abstain 3. Proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012. Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION NNNNNNNNNNNN NNNNNNN 1 3 3 1 8 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 MMMMMMMMMMMMMMM IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on May 21, 2012. Vote by Internet • Go to www.investorvote.com/omcl • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Randall A. Lipps and Dan S. Johnston, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all common shares of stock of Omnicell, Inc. (“the Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 22, 2012, or any adjournments thereof upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all matters that may properly come before the meeting. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES AND FOR PROPOSAL NOS. 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — Omnicell, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011
OPTION EXERCISES AND STOCK VESTED
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011
DIRECTOR COMPENSATION FOR FISCAL 2011
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS